                  SkyWay Communications Holdings Corp Announces
               In-Flight Services Contract with Southeast Airlines

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CLEARWATER, Fla.--(BUSINESS WIRE)-September 2, 2003-SkyWay Communications
Holding Corp. (OTCBB: SWYC - News), its wholly own subsidiary, Sky Way Aircraft
Inc., and Southeast Airlines, Inc. announced today the companies have signed a
SkyWay in-flight system contract for a wide variety of in-flight services. Under the contract, Southeast Airlines shall receive, on a reoccurring basis, a percentage of the revenue generated by advertising and in-flight service usage of the system.

Terms of the contract call for the installation of the Upgraded SkyWay in-flight system on the fleet of Southeast Airlines eight (8) MD-80 and DC-9 aircraft. It also includes all newly purchased aircraft, as approved by Southeast Airlines management. The SkyWay Upgraded System includes an air to ground connection of up to 15Mbps, wireless high-speed Internet, telephone services, advanced in-flight entertainment (IFE) with on-demand video / audio, video monitored security services, Flight Management Avionics Data Links (FMADL) for maintenance support, archiving of aircraft monitored systems data including video for ten
(10) years, air filtration system monitoring and upon approval, cellular micro-cell to facilitate passengers personal cell telephone use.

According to Brent Kovar, President of SkyWay Communications Holding Corp.
"Southeast Airlines will offer their passengers, what we believe to be, the most advanced in-flight entertainment system in the world today, giving access to high-speed Internet, telephone services, on-demand video/audio and at the same time surrounding them in the safest most secure flying environment available today. This airborne security system uses passenger monitoring tools such as security cameras and facial recognition software to attempt to decrease the likelihood of future September 11th events from happening again."

According to Tom Kolfenbach, President of Southeast Airlines Inc. "We have consistently provided our customers, value, service and convenience. With
SkyWay's in-flight system, we can now also provide the best entertainment and best security. SkyWay also provides Southeast the opportunity to secure an entirely new source of revenues, which is a particularly attractive component of our agreement".

Southeast Airlines will début SkyWay's in-flight system with shared monthly reoccurring revenue from advertising and service usage. Under the revenue sharing provisions of the contract, advertising charges are based on the number of passengers multiplied by industry standard captive audience ratios for internet banners, fixed monitor commercials and audio commercials. Telephone usage is billed per minute, on-demand video/audio (played on passengers laptop)
charges range from $1.95 to $9.95. Because of advertising revenue, Internet use will be free of charge to every passenger with their own Wi-Fi 802.11B or G equipped laptop. Passengers with their own laptop can expect T1 speeds, as well as have over 400 On-demand video selections ranging from Hollywood's newest releases to continued education instructional videos, audio selections range from books to current music artists, to choose from. It is planned that the security cameras, both overt and covert, will be monitored in real time from
SkyWay's monitoring center located in Clearwater Florida. We believe that
Southeast Airlines, with the complete system installed, will lead the industry in aircraft and passenger security and entertainment.

About Sky Way Aircraft, Inc.

Sky Way Aircraft, Inc. is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. Sky
Way Aircraft is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, Sky Way Aircraft intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. Sky Way
Aircraft intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

About Southeast Airlines, Inc.

Southeast Airlines is headquartered in Largo, Florida. The airline was founded in 1993 and over the past 10 years has safely transported millions of passengers. Southeast Airlines has a fleet of eight (8) modern passenger jet aircraft manufactured by McDonnell Douglas (acquired by Boeing in 1999)
traveling to and from St. Petersburg/Clearwater, Ft. Lauderdale, Orlando/
Sanford, Fl, Newark, NJ, Newburgh, NY, Allentown, PA Columbus, OH, Gulfport, MS
and Las Vegas, NV. The fleet utilizes two of the most popular models operated by airlines worldwide: DC-9-30 and MD-80 twin jet aircraft. All of Southeast's jet aircraft meet current FAA standards and the engines are all Stage III noise compliant. Our pilots, crew and mechanics are among the most experienced personnel in the industry. Southeast Airlines is more demanding and exacting in our maintenance of the fleet, exceeding industry standards and always in compliance with FAA regulations. As a result our reliability and on-time performance is well above the airline industry as a whole.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211     OR     www.skywayaircraftsecurity.com
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For more information regarding Southeast Airlines, please contact:

Scott Bacon, VP Planning,  (727) 532 1632    OR     www.flyseal.com